EXHIBIT 99.1

Contact: Scott Drill, President and CEO (763) 392-6200; (800) 874-4648

FOR IMMEDIATE RELEASE

Insignia Systems, Inc. Reports Fourth Quarter Net Income of $156,000,
on POPS Revenue Increase of 17.6%

MINNEAPOLIS – February 17, 2005 – Insignia Systems, Inc. (Nasdaq: ISIG) today reported net sales of $5,877,000 for the fourth quarter ended December 31, 2004, an increase of 10.8%, compared to net sales of $5,305,000 for the fourth quarter of 2003. The net income for the fourth quarter of 2004 was $156,000 or $0.01 per share, compared to a net loss of $(3,300,000), or $(0.27) per share, for the fourth quarter of 2003. Insignia Point-of-Purchase Services® (POPS) revenues for the fourth quarter were $5,104,000, an increase of 17.6%, compared to fourth quarter 2003 POPS revenues of $4,341,000.

For the year ended December 31, 2004, net sales were $20,992,000, a decrease of 19.7%, compared to net sales of $26,138,000 for 2003. The net loss for the year ended December 31, 2004 was $(4,858,000) or $(0.38) per share, compared to $(4,252,000), or $(0.35) per share for 2003. Insignia POPS revenues for the year ended December 31, 2004 was $17,341,000, a decrease of 21.7%, compared to POPS revenues of $22,155,000 for 2003.

CEO Scott Drill commented, “Although 2004 was a challenging year for us, we are encouraged that our fourth quarter represents the first favorable year-to-year quarterly comparison since the third quarter of 2003. Further, we are pleased that the combination of higher revenue and lower legal expense resulted in modest profitability. Looking ahead, we are optimistic we can grow our POPS revenue in 2005 and beyond. We currently have POPS customer orders for approximately $3,900,000 in the first quarter which should result in a favorable year-to-year quarterly comparison.”

Drill went on to state, “Legal expense in the fourth quarter was $404,000 versus $1,165,000 in the third quarter. The decrease is due primarily to discovery being on hold in our New York case. Legal expense will increase in the first quarter but will be substantially below the third quarter level. We are presently waiting for the judges to rule on some important motions in both the Minnesota and New York cases.”

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Insignia  Systems, Inc. • 6470 Sycamore Court North, Maple Grove, MN 55369 • Phone 763-392-6200 • Fax 763-392-6222
http://www.insigniasystems.com • email: info@insigniasystems.com

February 17, 2005	Insignia Systems, Inc. Reports Fourth Quarter Net Income	Page 2

Conference Call
The Company will host a conference call today, February 17, at 4:00 p.m. Central Time. To access the live call, dial 800-967-7135. The conference code is 5149701. Please be sure to call in about 5-10 minutes before the call is scheduled to begin. Audio replay will be available approximately three hours after the call through February 25, 2005. To access the replay, dial 888-203-1112 and reference the passcode 5149701.

Insignia Systems, Inc. is an innovative developer and marketer of in-store advertising products, programs and services to retailers and consumer goods manufacturers. Through its Point-Of-Purchase Services (POPS) business, Insignia is contracted with more than 12,000 chain retail supermarkets and drug stores, including A&P, Kroger, Pathmark, Safeway and Rite Aid. Through the nationwide POPS network, over 190 major consumer goods manufacturers, including General Mills, Hormel Foods, Kellogg Company, Nestlé, Pfizer, S.C. Johnson & Son and Tyson Foods, have taken their brand messages to the point-of-purchase. For additional information, contact 888-474-7677, or visit the Insignia POPS Web site at www.insigniapops.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements. The Company’s actual results could differ materially from these forward-looking statements as a result of a number of factors, including risks and uncertainties as described in the Company’s SEC Form 10-K for the year ended December 31, 2003 and SEC Form 10-Q for the quarter ended September 30, 2004. The Company wishes to caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.

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Insignia  Systems, Inc. • 6470 Sycamore Court North, Maple Grove, MN 55369 • Phone 763-392-6200 • Fax 763-392-6222
http://www.insigniasystems.com • email: info@insigniasystems.com

February 17, 2005	Insignia Systems, Inc. Reports Fourth Quarter Net Income	Page 3

Insignia Systems, Inc.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Net Sales	$5,877,000	$5,305,000	$20,992,000	$26,138,000
Cost of Sales	3,287,000	3,408,000	13,062,000	15,173,000
Gross Profit	2,590,000	1,897,000	7,930,000	10,965,000
Operating Expenses:
Selling	1,334,000	1,927,000	5,809,000	8,459,000
Marketing	267,000	314,000	1,095,000	1,383,000
General & administrative	843,000	837,000	4,933,000	3,306,000
Impairment of goodwill	—	2,133,000	960,000	2,133,000

Operating Income (Loss)	146,000	(3,314,000)	(4,867,000)	(4,316,000)
Other Income	10,000	14,000	9,000	64,000

Net Income (Loss)	$156,000	$(3,300,000)	$(4,858,000)	$(4,252,000)

Net Income (Loss) Per Share
Basic	$0.01	$(0.27)	$(0.38)	$(0.35)
Diluted	$0.01	$(0.27)	$(0.38)	$(0.35)

Shares used in calculation of
net income (loss) per share:
Basic	13,319,000	12,399,000	12,687,000	12,259,000
Diluted	13,323,000	12,399,000	12,687,000	12,259,000

SELECTED BALANCE SHEET DATA

	December 31, 2004	December 31, 2003
Cash and cash equivalents	$6,156,000	$5,225,000
Working capital	4,813,000	5,797,000
Total assets	9,921,000	11,676,000
Total liabilities	4,588,000	3,854,000
Shareholders' equity	5,333,000	7,822,000

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Insignia  Systems, Inc. • 6470 Sycamore Court North, Maple Grove, MN 55369 • Phone 763-392-6200 • Fax 763-392-6222
http://www.insigniasystems.com • email: info@insigniasystems.com